[ARTICLE] 5
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.
Exhibit 11.1

                              INPUT SOFTWARE, INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                (UNAUDITED)

                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                             ------------------- -------------------
                               1998      1997      1998      1997
                             --------- --------- --------- ---------
Net income (loss)...........     $354        $7   ($2,037)     $893
                             ========= ========= ========= =========

Shares used in basic EPS
 calculation................    5,352     7,095     5,890     7,312

Dilutive effect of stock
 options....................       88        10       105        28
                             --------- --------- --------- ---------
Shares used in diluted EPS
 calculation................    5,440     7,105     5,995     7,340
                             ========= ========= ========= =========

Basic EPS...................    $0.07     $0.00    ($0.35)    $0.12

Diluted EPS.................    $0.07     $0.00    ($0.35)    $0.12
                             ========= ========= ========= =========
